Exhibit 10.1

THIS AGREEMENT (the "Agreement") is made as of this 1st day of April, 2013

BETWEEN

(1)	VINCE VELLARDITA ("Employee”); and

(2)	SEVEN ARTS ENTERTAINMENT INC. a Nevada corporation (the "Company") which for purposes of this Agreement shall mean the Company and its Affiliates (as defined below).

WHEREAS,

(A)	Company desires to engage Employee as its President and Managing Director and Chairman of its Board of Directors and Employee desires to accept such engagement.

(B)	To secure Employee's services, the parties hereto desire to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. Services.

1.1.	Employment. During the Term (as defined below), the Company engages Employee to perform such services as the Company may from time to time reasonably request on behalf of itself or its Affiliate consistent with Employee's stature and experience in the motion picture industry, at such locations as the Company shall reasonably request consistent with its reasonable business needs (the "Services"), it being agreed that Employee's principal residence shall be and remain in Tampa, Florida. For purposes of this Agreement, "Affiliates" shall mean, as to any person, any other person controlled by, controlling or under common control with, directly or indirectly, such person. “Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity.

1.2.	Ownership of Properties. The Company shall exclusively own all rights (including, without limitation, all copyrights therein and all renewals and extensions thereof) throughout the universe, in perpetuity, now known or hereafter devised, in and to any material and/or ideas written, suggested or submitted by Employee during the Term and all other results and proceeds of the Services (the "Properties"). All of such services and the results and proceeds thereof, including without limitation, the Properties and rights referenced herein (all such material, services and the results and proceeds thereof being referred collectively herein as the “Material”), rendered by Employee hereunder were and/or will be created by Employee as a “work-made-for-hire” specially ordered or commissioned by Company, with Company being deemed the sole author of the Material and the sole and exclusive owner of all rights in and to the Material. To the extent, if at all, the Material may be determined not to be a “work-made-for-hire”, all of the above-referenced rights in it shall be deemed transferred and assigned to Company by this Agreement. Without limiting the generality of the foregoing, these rights shall include all motion picture, television, radio, dramatic, musical, publication and other rights in and to the Properties, including the sole and exclusive right to photograph and record the same with or without dialogue, music and other sounds synchronously recorded, and to perform, exhibit, distribute, reproduce, transmit, broadcast or otherwise communicate the same and/or motion picture, dramatic or other versions or adaptations thereof, theatrically, non-theatrically and/or by means of television, radio, the legitimate stage and/or any other means now known Or hereafter devised and to manufacture, publish and vend printed and/or recorded versions or adaptations thereof, either publicly or privately and for profit or otherwise. The Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, and to and/or rearrange the Properties or any part thereof written or submitted by Employee, to combine the same with other works to any extent and to change or substitute the title thereof, and in this connection employee hereby waives any rights commonly referred to “moral rights" of authors. Employee agrees to execute and deliver to the Company such assignments or other, instruments as the Company may require from time to time to evidence its ownership of the results and proceed as of Employee's services; provided, however, that nothing in this Agreement shall be deemed in any manner to restrict or qualify Employee's ownership of or right to exploit Employee's personal memoirs or the rights of Employee under any separate screenwriting agreement between Company or its predecessors and Employee.

1.3	Term. The term of this Agreement (the "Term”) shall commence as of the date hereof and shall end on April 1, 2016 unless extended or sooner terminated in accordance with the provisions of this Agreement.

1.4.	Commitment.

1.4.1	Employee shall dedicate no less than 40 hour per week the Services. The parties hereto acknowledge that Employee's performance and Services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages, and that a breach by Employee of the terms hereof (including without limitation this Paragraph and Paragraph 1.7 hereof) will cause the Company irreparable injury. Employee agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which the Company may be entitled.

1.4.2.	Notwithstanding anything to the contrary stated in this Agreement, Employee may acquire and/or retain, and take customary actions to maintain and preserve Employee's ownership of:

(1) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that are publicly traded as long as Employee is not part of any control group of such corporation;

(2) any securities of a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and does not become part of any control group thereof and so long as such entity is not, directly or indirectly, in competition with the Company;

(3) any corporations now owned or controlled by Employee directly or indirectly including without limitation Transferors; and

(4) securities of the Company.

1.5.	Power and Authority.

1.5.1.	Employee shall be President and Chairman of the Board of Directors of the Company (the "Board"). Employee shall report only to the Board.

1.5.2.	The Company may from time to time appoint Employee to one or more offices of the Company. Employee agrees to accept such offices if consistent with his stature and experience and with the type of one or more of its offices with the Company previously held by Employee. Upon execution of this Agreement, the Company will appoint Employee the Chairman, Chief Executive Officer, President, and Treasurer to a newly formed subsidiary to be named Seven Arts Music and Television, Inc.

1.5.3.	In the event that, after the Effective Date, Company is a party to any merger or combination involving an Affiliate, Employee shall be the President of the surviving entity in such transaction or, in the event of a consolidation or similar transaction with an Affiliate, the ultimate parent of Company.

1.5.4
In addition to such power and authority described in the Company’s bylaws, the Employee will evaluate all private capital raising options presented to the Company as well as oversee the Company’s stock ledger.

1.5.5	The Employee will manage the public company filing process, including appointing professionals for such filings.

1.6.	Confidentiality. Employee acknowledges that in furnishing his Services to the Company, he will, through the Term, come into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future development and other information not readily available to the public. Employee further acknowledges that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organization; that are or could he located in nearly any part of the world and that the nature of Employee's Services, position and expertise are such that he is capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, Employee and agrees that he will:

A.         keep secret all material confidential matters of the Company that are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company, either during or after the Term, except (i) with the Company’s written consent,(ii) any disclosure required in a legal or administrative proceeding or otherwise required by law, with which, absent a protective order, Employee believes, in good faith, he is legally obligated to comply; and (iii) any disclosure made by Employee in connection with any legal proceedings between the Company and him.  With respect to the disclosure described in clause (ii) of the immediately preceding sentence, Employee agrees to give notice of the request for disclosure to the Company in order for the Company, at its expense, to seek an appropriate protective order against such disclosure; and

B.         deliver promptly to the Company, on termination of the Term or at any other terms the Company may so request, at the Company's expense, all memoranda, notes, records, reports and other documents (and all copies thereof) (collectively, "Company Materials") relating to the Company's business that Employee obtained while employed by, or otherwise serving or acting on behalf of, the Company that Employee may then possess or have under his control other than (i) any Company Materials which Employee has received in his capacity as a shareholder of the Company, (ii) any Company Materials or portions thereof that consist exclusively of information which is in the public domain, and (iii) any Company Materials which consist of names, addresses, telephone numbers and other contact information for any Persons involved in the entertainment industry.

1.7.
Indemnification. Employee shall be entitled through the Term to the benefit of the indemnification provisions contained on the date hereof in the bylaws of the Company and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein, to extent permitted by applicable law at the time of the assertion of any liability against the Company or any Affiliate, as the case may be.

2.	Compensation.

As compensation and consideration for all Services provided by Employee during the Term pursuant to this Agreement, the Company agrees to pay to Employee the compensation set forth below.

2.1.	Fixed Annual Compensation. In consideration for Employee's Services hereunder, the Company shall pay to Employee a salary ("Fixed Annual Compensation") at the rate of $200,000 per year, payable $17,000 on the first day of each calendar month during the Term.

2.2.	Bonus. 10% of any net income (after deduction of participations, residuals and costs of collection) realized by SAE or its subsidiaries (the “Group”) from the music and movie license agreements to be entered into simultaneously with this Agreement ("Additional Compensation").

2.3	License Consideration. Company and Employee will enter into a music and a movie license agreement. In addition to an agreed upon cash fee, such agreements will provide for an equity issuance of 20% of the shares of the Company’s common stock outstanding, which shall be subject to a restrictive legend under Rule 144. Such share issuance will have an anti-dilution provision for a period of 5 years.

2.4.	Employee Business Expense Reimbursement. Employee shall be entitled to reimbursement of all reasonable and customary business travel and entertainment expenses for which Employee makes an adequate accounting to the Company. The determination of the adequacy of the accounting and reasonableness of the expenses shall be within the reasonable discretion of the Company's independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the "Code"). If verification is provided, the non-deductibility of such expenses for tax purposes shall not affect Employee's right to reimbursement.

2.5.	Directors and Officers Liability, Errors and Omissions, General Comprehensive Liability and Worker’s Compensation Insurance. Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Employee or his legal representatives in connection with any action, suit or proceeding to which Employee (or his legal representatives or other successors) may be made a party by reason of Employee being or having been a director or officer of Company or Employee serving or having served any other enterprise as a director, officer or employee at the request of the Company, provided that the Company shall use its best efforts to cause to be maintained in effect for the period commencing on the date hereof and including not less than three years from the date the term ends policies of director and officers' liability insurance of at least the same coverage as those maintained by the Company as of the date hereof and containing terms and conditions that are no less advantageous than such policies. Notwithstanding the foregoing, the Company shall not be obligated to pay any premium on such insurance policies in excess of the premium the Company pays as of the date of execution of this Agreement. Employee shall be added as an additional insured to the errors and omissions, general comprehensive liability and worker's compensation insurance policies for each Seven Arts Picture to the extent that Company obtains and maintains such policies.

2.6.	General. Employee shall be entitled to participate in any health, vacation, insurance or other plans, benefits or policies available to the employees of the Company on the terms generally applicable to such employees.

3.	Termination.

If any of the events described in this Paragraph 3 shall occur, Employee shall be entitled to the benefits provided in Paragraph 4 hereof upon the subsequent termination of Employee's employment during the Term. As used in this Agreement, "Date of Termination" means (i) if employment is terminated for Disability (as defined in Paragraph 3.1 below), thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (ii) if employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of termination “For Cause" pursuant to Paragraph 3.3 shall not be less than thirty (30) days, and in the case of a termination for "Good Reason" pursuant to Paragraph 3.4 shall not be more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies all other parties that a dispute exists concerning the termination (a "Notice of Dispute”), the Date of Termination for purposes of determining Employee's continued right to compensation under Paragraph 2.1 hereof shall be the date on which the dispute is finally determined either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefore having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a Notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In addition, if the Company acknowledges that it has terminated Employee other than “For Cause" (as hereinafter defined), the Date of Termination shall be the date upon which Employee receives payments due to him under Paragraph 4.4 hereof. "Notice of Termination" means a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The sole bases for termination of the Term shall be:

3.1.	Disability. If, as a result of Employee's incapacity because of physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for six consecutive months, and within 30 days after written Notice of Termination is given he shall not have returned to the fulltime performance of his duties, the Company may terminate Employee's employment for "Disability”

3.2.	Retirement. Termination by the Company or Employee of Employee's employment based on "Retirement” shall mean termination in accordance with the Company's retirement policy or policies, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with Employee's consent, and in the event of termination of Employee's employment based upon Retirement, Employee shall be compensated in accordance with such policies and arrangements.

3.3.	Termination by the Company "For Cause” Termination by the Company of Employee's employment “For Cause”, shall mean termination upon (i) the willful and continued failure by Employee substantially to perform his duties with the Company in good faith (other than any such failure resulting from his incapacity because of physical or mental illness or any such actual or anticipated failure resulting from his termination for “Good Reason”), after a demand for substantial performance is delivered to him by the Board that specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties in good faith, or (ii) the willful engaging by Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Paragraph 3.3, no act, or failure to act, on Employee's act shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee written Notice of Termination and a copy of resolutions duly adopted by a majority of the members of the Board at a meeting called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board, Employee was guilty of conduct set forth above in clause (i) or (ii) of the first sentence of this Paragraph 3.3 and specifying the particulars thereof in detail.

3.4.	Employee's Termination for Good Reason. Employee shall be entitled to terminate Employee’s employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the commission or omission of the following actions at any time after Employee no longer controls, directly or indirectly, the voting rights with respect to that number of shares of the voting securities of the Company necessary to elect a majority of the directors of the Company:

A.           The assignment to Employee of any duties inconsistent in any material respect with his status set forth in Paragraphs 1.1 and 1.6 hereof, the assignment of any duties or rights of Employee hereunder to any other person, or a change in Employee’s reporting duties, as set forth herein.

B. A reduction by the Company of the Fixed Annual Compensation or the Bonus Pool.

C.         The failure by the Company to continue in effect any compensation plan in which Employee participates, or any substitute plans hereafter adopted (other than in connection with an “across the board” modification to a plan generally available to the Company's employees), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or the failure by the Company to continue Employee’s participation therein.

D. Any purported termination of Employee's employment that is not effected pursuant to a Notice of Termination; and for purposes of this Agreement, no such purported termination shall be effective.

E. A Change in Control of the Company (as defined below).

3.5.	Change in Control. For purposes of this Agreement, “Change in Control of the Company” shall be deemed to have occurred if any “person” (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act and the Regulations promulgated there under), acquires, directly or indirectly, 20% or more of the Full Voting Power of the Company. “Full Voting Power” shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of the common stock or other securities then entitled to vote in the election of one or more directors. For purposes of calculating the percentage ownership of Full Voting Power of a person, all warrants, option or rights held by all persons with respect to the Company shall be deemed to have been exercised and all convertible or exchangeable securities shall be deemed to have been converted or exchanged, as the case may be disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise, in each case for the maximum number of shares of the common stock or other securities entitled to then vote in the election of one or more directors.

3.6	Notice of Termination. Any purported termination of employment by Employee pursuant to Paragraph 3.4 thereof shall be made, in addition to any other requirements that may be set forth herein, by giving Notice of Termination within six months of the action set forth above giving rise to the right to terminate for Good Reason. The failure of Employee to give Notice of Termination within such period shall not be construed to prevent the giving of Notice of Termination upon the next occurrence of such action or upon the occurrence of another action set forth in Paragraph 3.4 hereof. The Company shall have 30 days after receipt of the Notice of Termination to cure the event giving rise to Employee's right to terminate for Good Reason. Employee's right to terminate his employment pursuant to Paragraph 3.4 hereof shall not be affected by his incapacity due to physical or mental illness. Any purported termination by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto.

3.7	Remedies. Notwithstanding anything contained in this Agreement to the contrary, in the event of a failure or omission by Company constituting a breach of its obligations hereunder, the damage, if any, caused or Employee by such breach shall not be considered as irreparable or sufficient to entitle Employee to injunctive or other equitable relief. Consequently, Employee’s rights and remedies hereunder shall be limited to the right, if any, to obtain damages at law and Employee shall have no right in such event to enjoin or restrain the distribution or exhibition of any Seven Arts Pictures.

4.	Compensation upon Termination

4.1.	Death of Employee. Upon the death of Employee ("Death"), the Company shall pay to Employee (i) the Fixed Annual Compensation that would otherwise be payable to Employee hereunder up to the end of the month in which such Death occurs, (ii) Bonus which may become due and payable to Employee from time to time in the ordinary course of business pursuant to the terms of this Agreement, and (iii) all Options and Additional Compensation vested up to the end of the month of the date of death. Upon such payments, the Company shall have no further liability or obligation hereunder to the deceased Employee's estate, his executors or administrators, his heirs or assigns or any other person claiming under or through him.

4.2.	Disability of Employee. Upon the termination of Employee's employment as a result of his Disability, Employee shall be entitled to receive (i) 100% of Employee's Fixed Annual Compensation for an additional six months (“Disability Date”), (ii) whatever Bonus which may become due and payable to Employee from time to time in the ordinary course of business pursuant to the terms of this Agreement; and (iii) all Options and Additional Compensation vested through the Disability Date.

4.3.	Termination For Cause. If Employee’s employment shall be terminated For Cause, the Company shall pay Employee the full Fixed Annual Compensation, whatever Bonus that has become due and payable to Employee on or prior to the Date of Termination and other benefits to which Employee is entitled through the Date of Termination at the rate in effect at the time Notice of Termination is given.

4.4.	Termination Other Than For Cause, Retirement, Death or Disability or For Good Reason. If Employee's employment by the Company shall be terminated (i) by the Company other than For Cause, Retirement, Death or Disability or (ii) by Employee for Good Reason, then Employee shall he entitled to the benefits provided below:

A.         The Company shall pay Employee, no later than the fifth day following the Date of Termination, a lump sum equal to 299% of the aggregate of all Fixed Annual Compensation payments arising under Paragraph 2.1 hereof discounted (to the then present value) at a discount rate of 5% per annum applied to each future payment from the time it would have become payable up to the Date of Termination.

B.         All Options granted to Employee shall fully vest and be exercisable at any time by Employee and Employee shall receive such other Additional Compensation to which it would be entitled for the balance of the Term as if such termination had not occurred. Employee shall have all his rights under Paragraphs 1.9 and 1.10 with respect to all motion pictures therein referred to.

C.         Employee and the Company will review a list of all projects in development during the Term (regardless of whether or not such projects previously have been set for production or such projects previously have been abandoned or deemed abandoned) (the "Listed Properties") and all such Listed Projects originated by Employee or in existence on commencement of Term shall be assigned to Employee who will assume all Company’s obligations therefore under a customary “turnaround” agreement and pay to Company on commencement of principal photography of a motion picture based on a Listed Property all out-of-pocket costs incurred by Company and not previously reimbursed for such Listed Property.

4.5.	No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the Date of Termination. The Company shall not be entitled to any rights to offset, mitigate or otherwise reduce the amounts owing to Employee by virtue of this Section 4 with respect to any rights, claims or damages that the Company may have against Employee.

4.6.	Potential Taxes. Should any payments hereunder or contemplated hereby be subject to excise tax pursuant to section 4999 of the Code or any successor or similar provision thereto, or comparable state or local tax laws, the Company shall pay to Employee such additional compensation as is necessary (after taking into account all Federal, state and local income taxes payable by Employee as a result of receipt of such compensation) to place Employee in the same after-tax position that he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. The Company shall pay such additional compensation upon the earlier of (i) the time at which the Company is required to withhold such excise tax for any payments to Employee or (ii) 30 days after Employee notifies the Company that Employee has filed a tax return that takes the position that such excise tax is due and payable in reliance on a written opinion of Employee's tax counsel that it is more likely than not that such excise tax is due and payable. If Employee makes any payment with respect to, any such excise tax as a result of an adjustment to Employees tax liability by any Federal, state or local authority, the Company will pay such additional compensation within 30 days after Employee notifies the Company of such payment. Without limiting the obligation of the Company hereunder, Employee agrees, in the event Employee makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company that would afford the Company the ability to contest the imposition of such excise tax; provided, however, that Employee will not be required to afford the Company any right to contest the applicability of any such excise tax to the extent that Employee reasonably determines that such contest is inconsistent with the overall tax interests of Employee. The Company agrees to hold in confidence and not to disclose, without Employee's prior written consents, any information with regard to Employee's tax position that the Company obtains pursuant to this Paragraph 4.6.

5.	General.

5.1.	Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provide however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation, bonuses or any other amount due Employee hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

5.2.	Waiver. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel or waiver may be raised against any party except to the extent the other party relies on an instrument in writing, signed by the party to be charged, specifically reciting that the other party may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

5.3.	Attorneys' Fee and Costs. In any action, suit or proceeding brought by any party hereto with respect to this Agreement, its subject matter or the actions, statements or conduct of any or each of the parties in the negotiation, execution or performance of this Agreement, the prevailing party shall be entitled to recover from the other parties all costs and expenses incurred in connection therewith, including but riot limited to attorneys, fees, attorneys' costs and court costs.

5.4.	Notice. All notices and other communications hereunder shall be in writing and may be deemed given if delivered personally or sent by certified mail return receipt requested, telex, telegraph or facsimile, at the address set forth below, or such substitute address as may from time to time be designated by like notice.

Company:                          SEVEN ARTS ENTERTAINMENT INC.

                                           8439 Sunset Blvd., Suite 402

                                           Los Angeles, CA 90069

Employee:                          VINCE VELLARDITA

                                            Bridgeport Enterprises

                                            2701 Gulf Boulevard

                                            Indian Rocks Beach, FL  33785

5.5	Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the laws of the California.

5.6.	Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.7.	No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of any other party. No party shall hold itself out contrary to the terms of this Paragraph 5.7 and, except an otherwise specifically provided herein, no party shall become liable for the representation, act or omission or any other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

5.8.	Assignment. Employee may assign all or any portion of his rights to receive compensation hereunder to any corporation at least 50% of the capital stock of which is owned or controlled by Employee or trusts for the benefit of the children or family of Employee. The Company may assign this Agreement or all or any portion of its rights hereunder to any corporation at least 50% of the capital stock of which is owned or controlled by the Company. Notwithstanding the foregoing provisions of this Paragraph 5.8 no such assignment shall relieve the assignor from any of its obligations hereunder or change any of the terms and provisions of Employee's employment hereunder. This Agreement shall be fully effective and binding upon the successors in interest, predecessors in interest, assigns and Affiliates of the Company.

5.9.	Modification/Entire Agreement. This Agreement may not he altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parole Agreements'). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parole Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.

5.10.	Jurisdiction /Venue /Service. Employee, Employee and the Company and their respective successors in interest and assigns, each as to and for the benefit of the other: (a) hereby irrevocably submit to the exclusive jurisdiction of the Federal courts in Los Angeles County, California (the "Applicable Court") for the purpose of any action, suit or proceeding arising out of or based upon the subject matter of, or transactions contemplated by, this Agreement (each an "Applicable Action"); (b) hereby irrevocably waive and agree not to assert (by way, of motion, as a defense or otherwise) in any Applicable Action brought in the Applicable Court any claim (i) that it or he is not subject personally to the jurisdiction of the Applicable Court; (ii) that the Applicable Action is brought in an inconvenient forum; (iii) that the venue of the Applicable Action is improper; or (iv) that this Agreement or its subject matter may not for any other reason be enforced in the Applicable Court; (c) hereby irrevocably consent to service of process of the Applicable Court in the same manner as any other notice is served on the Company or Employee (as the case may be) pursuant to Paragraph 5.4 hereof; and (d) irrevocably agree that final judgment (including the exhaustion of all rights to appellate review) in any Applicable Action ("Judgment") shall be conclusive and may be enforced in any other jurisdiction (i) by action, suit or proceeding on the Judgment, a certified and true copy of which shall be absolutely conclusive evidence of the fact and of the amount of any liability under or pursuant to the Judgment; or (ii) in any other manner not prevented by any applicable law.

5.11.	Contractual Nomenclature. A11 references herein to "Dollars" or shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or other gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

“COMPANY”

SEVEN ARTS ENTERTAINMENT INC.

By:______________________

“EMPLOYEE”

____________________

VINCE VELLARDITA